Exhibit 99.1

True Religion Apparel Announces Third Quarter 2012 Financial Results

•                  Net sales increased 9.4% to $118.5 million

•                  U.S. Consumer Direct net sales increased 5.7%; same-store sales decreased 4.7%

•                  U.S. Wholesale net sales increased 35.4%, the segment’s third consecutive year-over-year quarterly increase

•                  Diluted EPS were $0.49 as compared to $0.48 in Q3 2011

•                  Board approves quarterly cash dividend of $0.20 per share

•                  Company Updates Full Year 2012 Guidance

VERNON, California — November 5, 2012—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended September 30, 2012.

Third Quarter 2012 Financial Results

•                  Total net sales increased 9.4% to $118.5 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s retail stores and e-commerce business, increased 5.7% to $65.3 million and accounted for 55.1% of the Company’s total net sales for the quarter. Third quarter same-store sales for the 101 stores open at least 12 full months and e-commerce decreased 4.7%.  The Company opened three stores, ending the third quarter with 119 retail stores in the United States, compared to 105 as of September 30, 2011.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $29.8 million, a 35.4% increase as compared to the prior year quarter.  This is the third consecutive year-over-year quarterly sales increase for this segment.  The increase in this segment’s sales was due to increased sales to the Off-Price and Specialty Store channels.

•                  Net sales for the International segment totaled $22.7 million, a 3.0% decrease as compared to the prior year quarter due primarily to a slowdown in wholesale sales in Korea and Germany.  Partially offsetting this decrease was a 115% increase in international retail sales as a result of an increase in store count from 13 as of September 30, 2011 to 28 as of September 30, 2012.  The Company opened five international stores in the third quarter of 2012.

•                  Gross profit increased 6.9% to $75.0 million.  The gross margin rate decreased 150 basis points to 63.3%, due primarily to an increased sales mix of discounted merchandise.

•                  Selling, general and administrative (“SG&A”) expenses increased 11.7% to $56.2 million. The majority of the growth in the SG&A expenses was driven by the costs associated with operating 14 additional U.S. stores and 15 additional international stores in 2012 as compared to the same period in 2011. As a percentage of net sales, SG&A expenses were 47.4% in the third quarter of 2012. The third quarter 2011 SG&A expense as a percentage of net sales was 46.4%.

•                  Operating income was $18.9 million or 15.9% of net sales in the third quarter of 2012.  In the third quarter of 2011, operating income was $19.9 million.  The decline in operating income is primarily attributable to the decrease in international wholesale sales.

•                  The effective income tax rate for the third quarter of 2012 was 35.9% as compared to 37.5% in the third quarter of 2011.

•                  Net income attributable to True Religion Apparel, Inc. for the third quarter of 2012 was $12.3 million, or $0.49 per diluted share based on weighted average shares outstanding of 25.3 million for the third quarter of 2012.  For the third quarter of 2011, net income attributable to True Religion Apparel, Inc. was $12.1 million or $0.48 per diluted share based on weighted average shares outstanding of 25.0 million.

•                  SG&A expenses for the third quarter of 2011 included $1.2 million in net separation costs associated with the resignation of a former executive. Excluding the 2011 net separation costs, the 2011 SG&A expenses were $49.0 million, or 45.2% of the 2011 net sales; the 2011 operating income was $21.2 million, or 19.5% of the 2011 net sales; the 2011 net income attributable to True Religion Apparel, Inc. was $12.9 million; and the 2011 diluted earnings per share was $0.51.

Management Comments

Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc., stated, “We are pleased with the results we achieved in the third quarter and we continue to see the benefit of sales growth in the U.S Wholesale segment and our continued retail expansion in the U.S and international markets. While our same-store sales fell short of our expectations, we were able to exit the quarter with less slow-moving merchandise.  This puts us in a strong position heading into the holiday season.”

Mr. Lubell concluded, “True Religion has a strong track record of sales growth and industry-leading profitability and we believe that the Company is well positioned for continued growth. We remain focused on executing our strategic plan: extending our powerful and differentiated brand, driving growth in U.S. Wholesale revenue, increasing our U.S. retail store base and expanding our international business. We are confident our plan will deliver results in the fourth quarter and in 2013 and continue to generate value for our shareholders.”

Year-to-Date 2012 Financial Results

•                  Total net sales increased 9.9% to $330.2 million in the first nine months of 2012, from $300.4 million in the prior year period.

•                  Gross profit increased 8.2% to $211.4 million in the first nine months of 2012, from $195.3 million in the prior year period.  Gross margin decreased by 100 basis points to 64.0%.

•                  SG&A expenses increased 9.2% to $158.7 million.  The majority of the growth in the SG&A expenses was driven by the costs associated with operating additional U.S. and international retail stores in 2012 as compared to the same period in 2011.  As a percentage of net sales, SG&A expenses were 48.0% in the first nine months of 2012.

•                  Operating income for the first nine months of 2012 was $52.7 million or 16.0% of net sales.  For the first nine months of 2011, operating income was $50.0 million.

•                  For the first nine months of 2012, net income attributable to True Religion Apparel, Inc. was $32.5 million, or $1.29 per diluted share based on weighted average shares outstanding of 25.3 million.  For the first nine months of 2011, net income attributable to True Religion Apparel, Inc. was $30.5 million or $1.22 per diluted share based on weighted average shares outstanding of 25.0 million.

•                  The SG&A expenses for first nine months of 2011 included $1.5 million in litigation settlement expense and $1.2 million in separation costs associated with the resignation of a former executive. Excluding these 2011 costs, the 2011 SG&A expenses were $142.6 million, or 47.5% of the 2011 net sales; the 2011 operating income was $52.7 million, or 17.5% of the 2011 net sales; the 2011 net income attributable to True Religion Apparel, Inc. was $32.2 million; and the 2011 diluted per share was $1.29.

Balance Sheet and Liquidity

As of September 30, 2012, the Company had $51.4 million of cash and cash equivalents and $149.0 million of short and long-term investments, which combined equals $200.4 million.  As of September 30, 2011, the Company had $182.2 million of cash and cash equivalents.  The Company ended the quarter with no long-term borrowings. The inventory balance as of September 30, 2012 was $64.1 million, an 18.4% increase from September 30, 2011.  This increase is primarily the result of an expanded retail store count from 118 retail stores at September 30, 2011 to 147 retail stores at September 30, 2012.

Net cash provided by operating activities for the first nine months of 2012 was $31.7 million compared to $48.7 million in the first nine months of 2011.  This decrease in net cash provided by operating activities is primarily due to the increase in U.S. Wholesale sales in the third quarter of 2012 as compared to in the third quarter of 2011, which caused receivables to grow and cash receipts to be delayed in 2012 compared to 2011.

Store Openings

During the third quarter of 2012, True Religion Apparel opened three stores in the U.S., two stores in Canada, two stores in Germany, and one store in Austria.  As of September 30, 2012, the Company operated 119 stores in the U.S. and 28 international stores.  (For additional details on stores opened during the quarter, please refer to the Third Quarter 2012 Management Commentary posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.)

Quarterly Dividend

The Company’s Board of Directors approved a quarterly dividend to our stockholders of $0.20 per share.  The quarterly dividend will be paid on November 29, 2012, to all stockholders of record as of November 15, 2012.  Future dividends will be subject to Board approval.

Guidance

Based upon our current assessment of market conditions and the Company’s recent performance, we are updating the Company’s guidance for the fourth quarter and the full year ended December 31, 2012, as follows:

•                  Fourth quarter 2012 net sales are expected to be in the range of $128 million to $133 million.

•                  Fourth quarter 2012 diluted earnings per share is expected to be in the range of $0.52 to $0.58, with an effective income tax rate of 37.5% and fully diluted weighted average shares outstanding of 25.6 million.

•                  Full year 2012 net sales are expected to be in the range of $458 million to $463 million.

•                  Full year diluted earnings per share is expected to be in the range of $1.80 to $1.86, with an effective income tax rate of 37.5% and fully diluted weighted average shares outstanding of 25.3 million.

We continue to assess the impact of Hurricane Sandy on our retail and wholesale operations in the Northeast. Of our 121 U.S. retail stores, 35 were closed for some part of last week, but we can now report that most of those stores have reopened.  We continue to monitor the storm’s impact on consumer spending in the region and it may be several weeks before we have a clear assessment of the expected impact on our results of operations.  Accordingly, we have not reflected in our guidance for the fourth quarter the storm’s impact on expected fourth quarter net sales and earnings per share.  In addition, the Company’s guidance excludes the costs associated with its recently announced review of strategic alternatives.

Investor Conference Call

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 11:00 a.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 401323. Please note participants must enter the conference identification number in order to access the replay.

Management Commentary

A detailed financial commentary from the Company’s management will be posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of September 30, 2012, the Company owned and operated 119 retail stores in the United States and 28 international stores.  For more information, please visit www.truereligionbrandjeans.com.

Q3 2012 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Increase/			% Increase/
	2012	2011	(Decrease)	2012	2011	(Decrease)
Net sales:
U.S. Consumer Direct	$65,325	$61,817	5.7%	$195,144	$174,025	12.1%
U.S. Wholesale	29,809	22,020	35.4%	73,670	63,888	15.3%
International	22,748	23,461	(3.0)%	59,604	60,021	(0.7)%
Core Services	667	1,066	(37.4)%	1,825	2,455	(25.7)%
Total net sales	$118,549	$108,364	9.4%	$330,243	$300,389	9.9%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
		Gross		Gross		Gross		Gross
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Gross Profit:
U.S. Consumer Direct	$46,313	70.9%	$43,490	70.4%	$137,268	70.3%	$124,929	71.8%
U.S. Wholesale	14,962	50.2%	11,388	51.7%	37,598	51.0%	33,510	52.5%
International	13,081	57.5%	14,246	60.7%	34,714	58.2%	34,409	57.3%
Core Services	667	100.0%	1,066	100.0%	1,825	100.0%	2,455	100.0%
Total gross profit	$75,023	63.3%	$70,190	64.8%	$211,405	64.0%	$195,303	65.0%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
		Operating		Operating		Operating		Operating
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating Income:
U.S. Consumer Direct	$21,230	32.5%	$20,898	34.0%	$64,630	33.1%	$61,189	35.2%
U.S. Wholesale	13,251	44.5%	9,752	44.3%	32,903	44.7%	27,700	43.4%
International	1,744	7.7%	6,801	29.0%	5,961	10.0%	13,165	21.9%
Core Services	(17,363)	NM	(17,616)	NM	(50,768)	NM	(52,102)	NM
Total operating income	$18,862	15.9%	$19,926	18.4%	$52,726	16.0%	$49,952	16.6%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward-looking statements are our 2012 Guidance, expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the impact of general economic conditions and the current economic uncertainty in global markets; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; increases in the price of materials or their reduced availability; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$118,549	$108,364	$330,243	$300,389
Cost of sales	43,526	38,174	118,838	105,086
Gross profit	75,023	70,190	211,405	195,303
Selling, general and administrative expenses	56,161	50,264	158,679	145,351
Operating income	18,862	19,926	52,726	49,952
Other (income) expense, net	(415)	250	(78)	(231)
Income before provision for income taxes	19,277	19,676	52,804	50,183
Provision for income taxes	6,928	7,374	19,904	19,070
Net income	12,349	12,302	32,900	31,113
Less: Net income attributable to redeemable noncontrolling interest	5	217	366	612
Net income attributable to True Religion Apparel, Inc.	$12,344	$12,085	$32,534	$30,501

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.49	$0.48	$1.30	$1.23
Diluted	$0.49	$0.48	$1.29	$1.22

Weighted average shares outstanding:
Basic	25,176	24,927	25,103	24,831
Diluted	25,311	24,999	25,304	25,002

Dividends per common share	$0.20	$—	$0.40	$—

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$51,395	$200,366
Short-term investments	117,308	—
Accounts receivable, net of allowances	36,156	23,959
Inventories	64,076	53,320
Deferred income tax assets	6,066	7,027
Prepaid income taxes	6,901	3,879
Prepaid expenses and other current assets	11,944	12,137
Total current assets	293,846	300,688
Property and equipment, net	62,579	53,698
Long-term investments	31,721	—
Deferred income tax assets	866	1,271
Other assets	5,263	4,496
TOTAL ASSETS	$394,275	$360,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$30,936	$22,872
Accrued salaries, wages and benefits	11,130	11,506
Income taxes payable	262	6,538
Total current liabilities	42,328	40,916
Long-Term Liabilities:
Long-term deferred rent	17,125	13,986
Long-term deferred income tax liabilities	3,698	2,224
Long-term income taxes payable	898	604
Total long-term liabilities	21,721	16,814
Total liabilities	64,049	57,730
Redeemable noncontrolling interest	2,972	2,635
Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,780 and 25,492 issued and outstanding, respectively	3	3
Additional paid-in capital	86,960	77,950
Retained earnings	238,775	221,122
Accumulated other comprehensive income, net	1,516	713

Total stockholders’ equity	327,254	299,788
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$394,275	$360,153

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,900	$31,113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,873	9,351
Provision for bad debts	714	857
Stock-based compensation	8,604	8,516
Tax benefit from stock-based compensation	405	761
Excess tax benefit from stock-based compensation	(511)	(1,219)
Deferred income taxes	2,836	2,177
Other, net	301	75
Changes in operating assets and liabilities:
Accounts receivable	(12,966)	204
Inventories	(10,706)	(12,255)
Prepaid expenses and other current assets	742	(674)
Other assets	(791)	(442)
Accounts payable and accrued expenses	6,664	8,745
Accrued salaries, wages and benefits	(389)	(218)
Prepaid income taxes and income taxes payable	(9,002)	(747)
Long-term deferred rent	3,069	2,420
Net cash provided by operating activities	31,743	48,664

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(167,282)	—
Proceeds from maturities and sales of investments	18,028	—
Purchases of property and equipment	(17,389)	(15,622)
Expenditures to establish trademarks	(7)	(30)
Other assets	(242)	—
Net cash used in investing activities	(166,892)	(15,652)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(4,558)	(5,450)
Cash dividends paid	(10,076)	—
Excess tax benefit from stock-based compensation	511	1,219
Net cash used in financing activities	(14,123)	(4,231)

Effect of exchange rate changes on cash	301	(415)

Net (decrease) increase in cash and cash equivalents	(148,971)	28,366
Cash and cash equivalents, beginning of period	200,366	153,792
Cash and cash equivalents, end of period	$51,395	$182,158

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Quarter Ended September 30, 2011
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share
As reported (GAAP)	$50,264	$19,926	$12,085	$0.48
Separation costs (a)	(1,237)	1,237	773	0.03
As adjusted (b)	$49,027	$21,163	$12,858	$0.51

	Nine Months Ended September 30, 2011
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	expenses	income	Apparel, Inc.	per share
As reported (GAAP)	$145,351	$49,952	$30,501	$1.22
Litigation settlement expense	(1,500)	1,500	930	0.04
Separation costs (a)	(1,237)	1,237	767	0.03
As adjusted (b)	$142,614	$52,689	$32,198	$1.29

(a)               Separation costs associated with the resignation of a former executive in the third quarter of 2011.

(b)              Management uses adjusted net income, and its components among other factors, to measure the  performance of the overall Company.  Further, we believe that investors’ understanding of our performance is enhanced by disclosing these measures.  Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as substitutes for, U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Jean Fontana/ Joseph Teklits
ICR, Inc.
(646) 277-1214